Exhibit 99.1

NEWS RELEASE

Apache Corporation Commences Cash Tender Offer for Any and All of Certain of Its Outstanding Notes for Up to $1.5 Billion Aggregate Principal Amount

HOUSTON, August 9, 2021 – Apache Corporation announced today that it has commenced cash tender offers (each, an “Offer” and collectively, the “Offers”) to purchase up to $1.5 billion in aggregate principal amount (the “Maximum Purchase Amount”) of its outstanding notes listed in the table below (the “Notes,” and each, a “Series” of Notes). Subject to the Maximum Purchase Amount, the amount of a Series of Notes that is purchased in the Offers will be based on the Acceptance Priority Levels set forth below.

The Offers are being made on the terms and subject to the conditions set forth in the offer to purchase dated August 9, 2021 (the “Offer to Purchase”). Capitalized terms used in this release but not otherwise defined have the meaning given in the Offer to Purchase.

Consummation of the Offers and payment for the Notes accepted for purchase are subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the Maximum Purchase Condition (as defined below), as well as other customary conditions. Subject to applicable law, Apache has reserved the absolute right to, in its sole discretion, at any time, (i) waive any and all conditions to the Offers, (ii) extend, terminate, or withdraw any Offer or the Offers, (iii) increase the Maximum Purchase Amount or waive the Maximum Purchase Condition, with or without extending the Withdrawal Time (as defined below), or (iv) otherwise amend the Offers in any respect.

The Offers will expire at 5:00 p.m., New York City time, on August 13, 2021, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Holders of the Notes (“Holders”) may withdraw their validly tendered Notes at any time at or prior to 5:00 p.m., New York City time, on August 13, 2021, unless extended (such time and date, as they may be extended, the “Withdrawal Time”). Holders are urged to read the Offer to Purchase carefully before making any decision with respect to the Offers.

Certain information regarding the Notes and the Offers is set forth in the table below.

Title of Security	CUSIP	Acceptance Priority Level(1)	Principal Amount Outstanding	Purchase Price(2)
4.250% Notes due 2044	037411 BC8	1	$546,265,000	$1,000.00
4.750% Notes due 2043	037411 BA2	2	$1,126,048,000	$1,055.00
4.375% Notes due 2028	037411 BE4	3	$992,815,000	$1,060.00
5.100% Notes due 2040	037411 AW5	4	$1,332,639,000	$1,092.50
4.875% Notes due 2027	037411 BJ3	5	$750,000,000	$1,080.00
4.250% Notes due 2030	037411 BF1	6	$579,599,000	$1,070.00
7.625% Debentures due 2096	037411 AL9	7	$39,170,000	$1,095.00
7.700% Notes due 2026	037411 AJ4	8	$78,588,000	$1,215.00
7.950% Notes due 2026	037411 AK1	9	$133,268,000	$1,205.00
7.750% Notes due 2029	03746 AAA8	10	$235,407,000	$1,247.50
5.350% Notes due 2049	037411 BG9	11	$386,754,000	$1,102.50
5.250% Notes due 2042	037411 AY1	12	$399,131,000	$1,110.00
4.625% Notes due 2025	037411 BH7	13	$500,000,000	$1,087.50
7.375% Debentures due 2047	037411 AM7	14	$150,000,000	$1,247.50
6.000% Notes due 2037	037411 AR6	15	$443,223,000	$1,180.00

(1)

Subject to the satisfaction or waiver of the conditions of the Offers described in the Offer to Purchase, if the Maximum Purchase Condition is not satisfied with respect to every Series of Notes, we will accept Notes for purchase in the order of their respective Acceptance Priority Level specified in the table above (each, an “Acceptance Priority Level,” with 1 being the highest Acceptance Priority Level and 15 being the lowest Acceptance Priority Level). It is possible that a Series of Notes with a particular Acceptance Priority Level will not be accepted for purchase even if one or more Series with a higher or lower Acceptance Priority Level are accepted for purchase. If any Series of Notes is accepted for purchase under the Offers, all Notes of that Series that are validly tendered and not validly withdrawn will be accepted for purchase. As a result, no Series of Notes accepted for purchase will be prorated.

(2)

Per $1,000 principal amount of Notes validly tendered and accepted for purchase in the Offers (exclusive of any accrued and unpaid interest, which will be paid in addition to the Purchase Price, from, and including, the last interest payment date for the relevant Series of Notes up to, but excluding, the Settlement Date (as defined below) (“Accrued Interest”)).

Subject to the Maximum Purchase Amount, the application of the Acceptance Priority Levels and the other terms and conditions described in the Offer to Purchase, Apache intends to accept for purchase all Notes validly tendered and not validly withdrawn at or prior to the Expiration Time. The applicable Purchase Price for each $1,000 principal amount of Notes validly tendered and accepted for purchase will be determined as set forth in the table above. Holders who validly tender and do not validly withdraw their Notes at or prior to the Expiration Time will be eligible to receive the applicable Purchase Price.

Apache’s obligation to complete an Offer with respect to a particular Series of Notes validly tendered is conditioned on the aggregate principal amount purchased in the Offers (the “Aggregate Purchase Amount”) not exceeding the Maximum Purchase Amount, and on the Maximum Purchase Amount being sufficient to pay the Aggregate Purchase Amount for all validly tendered Notes of such Series (after paying the Aggregate Purchase Amount for all validly tendered Notes that have a higher Acceptance Priority Level) (the “Maximum Purchase Condition”).

If the Maximum Purchase Condition is not satisfied with respect to each series of Notes, for (i) a series of Notes (the “First Non-Covered Notes”) for which the Maximum Purchase Amount is less than the sum of (x) the Aggregate Purchase Amount for all validly tendered First Non-Covered Notes and (y) the Aggregate Purchase Amount for all validly tendered Notes of all series, having a higher Acceptance Priority Level as set forth above (with 1 being the highest Acceptance Priority Level and 15 being the lowest Acceptance Priority Level) than the First Non-Covered Notes, and (ii) all series of Notes with an Acceptance Priority Level lower than the First Non-Covered Notes (together with the First Non-Covered Notes, the “Non-Covered Notes”), then Apache may, at any time on or prior to the Expiration Time:

(a) terminate an Offer with respect to one or more series of Non-Covered Notes for which the Maximum Purchase Condition has not been satisfied, and promptly return all validly tendered Notes of such series, and any other series of Non-Covered Notes, to the respective tendering Holders; or

(b) waive the Maximum Purchase Condition with respect to one or more series of Non-Covered Notes and accept all Notes of such series, and of any series of Notes having a higher Acceptance Priority Level, validly tendered; or

(c) if there is any series of Non-Covered Notes with a lower Acceptance Priority Level than the First Non-Covered Notes for which:

(i) the Aggregate Purchase Amount necessary to purchase all validly tendered Notes of such series, plus

(ii) the Aggregate Purchase Amount necessary to purchase all validly tendered Notes of all series having a higher Acceptance Priority Level than such series of Notes, other than any series of Non-Covered Notes that has or have not also been accepted as contemplated by this clause (c), is equal to, or less than, the Maximum Purchase Amount, accept all validly tendered Notes of all such series having a lower Acceptance Priority Level, until there is no series of Notes with a higher or lower Acceptance Priority Level to be considered for purchase for which the conditions set forth above are met.

It is possible that a series of Notes with a particular Acceptance Priority Level will fail to meet the conditions set forth above and therefore will not be accepted for purchase even if one or more series with a higher or lower Acceptance Priority Level are accepted for purchase.

Settlement for Notes validly tendered at or prior to the Expiration Time is expected to occur on August 16, 2021, the first business day following the Expiration Time, unless extended by Apache in its sole discretion (the “Settlement Date”). Settlement for Notes delivered pursuant to the guaranteed delivery procedures described in the Offer to Purchase and accepted for purchase pursuant to the Offers is expected to occur on August 18, 2021, the third business day following the Expiration Time (the “Guaranteed Delivery Settlement Date”).

In addition to the Purchase Price, all Notes accepted for purchase pursuant to the Offers, will, on the Settlement Date or the Guaranteed Delivery Settlement Date, as applicable, also receive Accrued Interest in respect of such Notes. For the avoidance of doubt, Accrued Interest will cease to accrue on the Settlement Date for all Notes accepted in the Offers and Holders whose Notes are tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase and are accepted for purchase will not receive payment in respect of any interest for the period from and including the Settlement Date.

J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., RBC Capital Markets, LLC and TD Securities (USA) LLC are acting as Lead Dealer Managers and D.F. King & Co., Inc. is acting as the Tender and Information Agent for the Offers. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 714-3311, apache@dfking.com or may be downloaded at www.dfking.com/apache. Questions regarding the Offers may be directed to J.P. Morgan collect at (212) 834-3424 or toll-free at (866) 834-4666, Citigroup collect at (212) 723-6106 or toll-free at (800) 558-3745, Goldman Sachs collect at (212) 902-5962 or toll-free at (800) 828-3182, HSBC collect at (212) 525-5552 or toll-free at (866) 811-8049, RBC collect at (212) 618-7843 or toll-free at (877) 381-2099, or TD Securities collect at (212) 827-7795 or toll-free at (866) 584-2096.

This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to any securities. The Offers to purchase the Notes are only being made pursuant to the terms of the Offer to Purchase. The Offers are not being made in any state or jurisdiction in which such Offers would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. None of Apache, the Dealer Managers, or the Tender Agent and Information Agent is making any recommendation as to whether or not Holders should tender their Notes in connection with the Offers. Holders are urged to evaluate carefully all information in the Offer to Purchase, including the documents incorporated by reference herein, consult their investment, accounting, legal and tax advisors and make their own decisions as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

About Apache

Apache Corporation, a direct, wholly-owned subsidiary of APA Corporation (Nasdaq: APA), is an oil and gas exploration and production company with operations in the United States, Egypt and the United Kingdom. Apache holds a majority interest in Altus Midstream Company, which, through its consolidated subsidiaries, operates gathering, processing and transmission assets in West Texas and holds equity ownership in four Permian-to-Gulf Coast pipelines. Apache’s parent corporation, APA Corporation, posts announcements, operational updates, investor information and press releases on its website, www.apacorp.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “continues,” “could,” “estimates,” “expects,” “guidance,” “may,” “might,” “outlook,” “possibly,” “potential,” “projects,” “prospects,” “should,” “will,” “would,” and similar references to future periods, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about future plans, expectations, and objectives for Apache’s operations, including statements about our capital plans, drilling plans, production expectations, asset sales, and monetizations. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “TERMS OF THE OFFERS—Certain Significant Consequences to Holders” in the Offer to Purchase and under “Forward-Looking Statements and Risk” and “Risk Factors” in Apache’s Annual Report on Form 10-K for the year ended December 31, 2020, and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 (each of which is incorporated by reference in the Offer to Purchase) and similar sections in any subsequent filings, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements. Any forward-looking statement made by Apache in this release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Apache undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future development or otherwise, except as may be required by law.

Contacts

Investor:  (281) 302-2286   Gary Clark

Media:     (713) 296-7276   Castlen Kennedy

Website:  www.apacorp.com